STEWARDSHIP FINANCIAL CORPORATION
AMENDED AND RESTATED BY-LAWS

(Adopted by Resolution of the Board of Directors as of March 27, 2012
and further amended by resolution adopted as of May 9, 2019)

ARTICLE I

LAW, CERTIFICATE OF INCORPORATION AND BY-LAWS

SECTION 1.1 These By-Laws of Stewardship Financial Corporation (the “Corporation”) are subject to the certificate of incorporation of the Corporation. In these By-Laws, references to “law,” the “Certificate of Incorporation” and the “By-Laws” shall mean the laws of the State of New Jersey and any other applicable laws governing the operations of the Corporation as from time to time in effect, the provisions of the Certificate of Incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), and the provisions of these By-Laws as from time to time in effect.

ARTICLE II

SHAREHOLDERS

SECTION 2.1. ANNUAL MEETING: Except as may otherwise be provided for specifically by law, an annual meeting of the shareholders of the Corporation, for the purpose of electing directors of the Corporation to serve during the ensuing year and until their respective successors are elected and qualified and to act upon such other business properly before the meeting, shall be held in each year, on the date and at the time and place, as shall be fixed from time to time by the Corporation’s board of directors (the “Board”).

SECTION 2.2. SPECIAL MEETINGS:

(a)    General. Special meetings of the shareholders may be called at any time by the Board, the Chairman of the Board, the President or the Chief Executive Officer. Subject to Subsection (b) of this Section 2.2, a special meeting of the shareholders shall also be called by the Secretary of the Corporation to act on any matter that may properly be considered at a meeting of shareholders upon the written request of the holders of not less than a majority of all the votes entitled to be cast on the action proposed to be taken at such meeting. Subject to Subsection (b) of this Section 2.2, any special meeting shall be held at such place, date and time as may be designated by the Board, the Chairman of the Board, the President or the Chief Executive Officer, whoever shall have called the meeting. In fixing a date for any special meeting, the Board, the Chairman of the Board, the President or the Chief Executive Officer may consider such factors as he, she or it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board to call an annual meeting or a special meeting. Business transacted at all special meetings shall be confined to the purpose or purposes set forth in the notice thereof. Business transacted at a special meeting requested by shareholders shall be limited to the matters described in the Record Date Request Notice (as defined below); provided, however, that nothing herein shall prohibit the Board from submitting matters to the shareholders at any special meeting requested by shareholders.

(b)    Shareholder-Requested Special Meetings. (1) Any shareholder of record seeking to have shareholders request a special meeting shall, by sending written notice to the Secretary (the “Record Date

Request Notice”), request that the Board fix a record date to determine the shareholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more shareholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such shareholder (or such agent) and shall set forth all information relating to each such shareholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. Upon receiving the Record Date Request Notice, the Board may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten (10) days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board. If the Board, within ten (10) days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth (10th) day after the first date on which the Record Date Request Notice is received by the Secretary.

(2)    In order for any shareholder to request a special meeting to act on any matter that may properly be considered at a meeting of shareholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by shareholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the Secretary. In addition, the Special Meeting Request shall (i) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the Secretary), (ii) bear the date of signature of each such shareholder (or such agent) signing the Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Corporation’s books, of each shareholder signing such request (or on whose behalf the Special Meeting Request is signed), (B) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such shareholder and (C) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such shareholder and (iv) be received by the Secretary within sixty (60) days after the Request Record Date. Any requesting shareholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary.

(3)    The Secretary shall inform the requesting shareholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The Secretary shall not be required to call a special meeting upon shareholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Subsection 2.2(b), the Secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4)    In the case of any special meeting called by the Secretary upon the request of shareholders (a “Shareholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board; provided, however, that the date of any Shareholder-Requested Meeting shall be not more than ninety (90) days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board fails to designate, within ten (10) days after the date that a valid Special

Meeting Request is actually received by the Secretary (the “Delivery Date”), a date and time for a Shareholder-Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the ninetieth (90th) day after the Meeting Record Date or, if such ninetieth (90th) day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board fails to designate a place for a Shareholder-Requested Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In the case of any Shareholder-Requested Meeting, if the Board fails to fix a Meeting Record Date that is a date within thirty (30) days after the Delivery Date, then the close of business on the thirtieth (30th) day after the Delivery Date shall be the Meeting Record Date. The Board may revoke the notice for any Shareholder-Requested Meeting in the event that the requesting shareholders fail to comply with the provisions of paragraph (3) of this Subsection 2.2(b).

(5)    If written revocations of the Special Meeting Request have been delivered to the Secretary and the result is that shareholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting to the Secretary: (i) if the notice of meeting has not already been given, the Secretary shall refrain from giving the notice of the meeting and send to all requesting shareholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been given and if the Secretary first sends to all requesting shareholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the Secretary may revoke the notice of the meeting at any time before ten (10) days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the Secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6)    For purposes of these By-Laws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New Jersey are authorized or obligated by law or executive order to close.

SECTION 2.3. NOTICE OF MEETINGS: Except as otherwise provided by law, written notice of the date, time, place and purpose or purposes of every meeting of shareholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by regular mail, to each shareholder entitled to vote at the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, addressed to the shareholder at the shareholder’s address as it appears on the stock records of the Corporation, or at the shareholder’s last known address. As to any adjourned session of any meeting of shareholders, notice of the adjourned meeting need not be given if the date, time and place thereof are announced at the meeting at which the adjournment was taken except that if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described. Notice of any meeting of shareholders shall be deemed waived by a shareholder who attends the meeting without protesting prior to the conclusion of the meeting the lack of notice thereof. Notice need not be given to any shareholder who submits, either before or after the meeting, a signed waiver of notice. Neither the business to be transacted at, nor the purpose of, any meeting of shareholders or any adjourned session thereof need be specified in any written waiver of notice.

SECTION 2.4. ADVANCE NOTICE OF SHAREHOLDER NOMINEES FOR DIRECTOR AND OTHER SHAREHOLDER PROPOSALS: In addition to any other requirements under the By-Laws, the

Certificate of Incorporation or applicable law, only matters properly brought before any annual or special meeting of shareholders of the Corporation in compliance with the procedures set forth in this Section shall be considered at such meeting. For any matter to be properly brought before any meeting of shareholders, the matter must be specified in the notice of meeting given by or at the direction of the Board (or any duly authorized committee thereof), otherwise properly brought before the meeting by or at the direction of the Board (or any duly authorized committee thereof) or otherwise properly brought before the meeting by a shareholder of the Corporation in compliance with the procedures set forth in this Section.

(a)    A shareholder desiring to bring a proposal before an annual meeting of shareholders (other than to nominate a director of the Corporation) shall deliver timely to the Secretary of the Corporation the following: (i) a request for inclusion of the proposal in the notice of meeting, (ii) the text of the proposal the shareholder intends to present at the meeting and a brief explanation of why the shareholder favors the proposal, (iii) the name and address of the shareholder and all persons or entities acting in concert with the shareholder, (iv) the class, series and number of all shares of stock of the Corporation which are owned (beneficially and of record) by such shareholder, together with evidence reasonably satisfactory to the Secretary of such ownership, (v) any material interest of the shareholder (other than as a shareholder) in the proposal and (vi) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. To be timely, a shareholder’s notice to the Secretary pursuant to this Subsection (a) must be delivered or mailed and received at the principal executive officers of the Corporation, not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received by the later of the close of business on (i) the one hundred twentieth (120th) day prior to the annual meeting date or (ii) the tenth (10th) day following the date that the annual meeting date is first publicly disclosed, whichever first occurs.

(b)    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations for the election of directors may be made by the Board, by a committee appointed by the Board or by any shareholder who is a shareholder of record on the date of the giving of the notice provided for in this Section and on the record date for the determination of shareholders entitled to vote at such meeting. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a shareholders’ meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given timely to the Secretary of the Corporation.

(c) To be timely, a shareholder’s written notice to the Secretary pursuant to Subsection (b) of this Section 2.4 must be delivered or mailed and received at the principal executive officers of the Corporation, (i) with respect to an election of directors to be held at an annual meeting of shareholders, not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received by the later of the close of business on (A) the one hundred twentieth (120th) day prior to the annual meeting date or (B) the tenth (10th) day following the date that the annual meeting date is first publicly disclosed, whichever first occurs and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first publicly disclosed.

(d)    To be in proper written form, a shareholder’s notice to the Secretary pursuant to Subsection (b) of this Section 2.4 must set forth (i) as to each person the shareholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of the person, (B) the business experience during the past five years of such person, including his or her principal occupation or employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A (or any successor provision) under the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) as to the shareholder giving the notice, (A) the name and address of such shareholder and of all persons or entities acting in concert with the shareholder, (B) the name and address of such shareholder as they appear on the Corporation’s books (if they so appear), (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership, (D) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (E) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (F) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)    A shareholder who does not comply with the foregoing procedures may be precluded from nominating a candidate for election as a director at a meeting of shareholders. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

SECTION 2.5. PROXIES: Every shareholder may authorize another person or persons to act for him by proxy in all matters in which a shareholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Shareholders may vote at any meeting by proxy. Every proxy shall be in writing, dated and signed by the shareholder or by his attorney-in-fact. No proxy shall be voted or acted upon after eleven months from its date unless such proxy provides for a longer period. granting the same. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. The authorization of a proxy may, but need not be limited to, specified action; provided, however, that if a proxy limits its authorization to a meeting or meetings of shareholders unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

SECTION 2.6. QUORUM: Except where a larger quorum is required by law, by the Certificate of Incorporation or by these By-Laws, the presence, in person or by proxy, of the holders of at least a majority of the total number of shares entitled to vote shall constitute a quorum at such meeting. No business shall be transacted in the absence of a quorum; less than a quorum may adjourn any meeting from time to time, and the meeting so adjourned may be held without further notice.

SECTION 2.7. VOTING: Except as may otherwise be required by law or by the Certificate of Incorporation, each shareholder of record of any class or series of capital stock of the Corporation shall be entitled at each meeting of shareholders to one vote for every share of capital stock standing in such shareholder’s name as of the record date (as determined in accordance with Section 2.8) and entitling the shareholder to so vote. Except as otherwise provided by law or by the Certificate of Incorporation, any corporate action to be taken by a vote of the shareholders, other than the election of directors, shall be authorized by not less than a majority of the votes cast at a meeting by the shareholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class is required, a majority of the votes cast by the shareholders of such class who are present in person or represented by proxy shall be the act of such class. A candidate shall be elected upon receiving the vote of a plurality of votes cast at the meeting. Unless required by applicable law or determined by the chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot. In the case of a vote by written ballot, each ballot shall be signed by the shareholder voting, or by such shareholder’s proxy.

SECTION 2.8. VOTING RIGHTS: The persons entitled to receive notice of and to vote at any shareholders' meeting shall be determined from the records of the Corporation on the date of mailing of the notice or on such other date not more than sixty (60) nor less than ten (10) days before such meeting as shall be fixed in advance by the Board as the record date.

SECTION 2.9. CONDUCT OF MEETINGS: At each meeting of the shareholders, the Chairman of the Board, if any, or, in his absence, the President, shall act as chairman of the meeting. The Secretary or, in his absence, any person appointed by the chairman of the meeting, shall act as secretary of the meeting and shall keep the minutes thereof. The order of business at all meetings of the shareholders shall be as determined by the chairman of the meeting.

ARTICLE III

DIRECTORS

SECTION 3.1. NUMBER AND QUALIFICATIONS OF DIRECTORS: The Board shall consist of not less than five nor more than fifteen directors, each of whom shall hold office until his or her successor shall have been duly elected and shall have qualified, or until he or she sooner dies, resigns or is removed from the Board. The number of directors shall be determined by a resolution adopted by a majority of the directors then in office. A majority of the members of the Board shall be “independent directors” within the meaning of the rules of The Nasdaq Stock Market, Inc. A director of the Corporation shall at all times meet all statutory and regulatory qualifications for a director of a publicly held bank holding company.

SECTION 3.2. POWERS OF BOARD: Subject only to the limitations or requirements of law, any action duly and validly taken by the shareholders, and these By-Laws, the Board shall have full power to manage and administer the business and affairs of the Corporation.

SECTION 3.3. MEETINGS OF THE BOARD:

(a)    Meetings of the Board, regular or special, may be held at any place within or without the State of New Jersey as the Board from time to time may fix or as shall be specified in the respective notice or waivers of notice thereof.

(b)    The annual meeting of the Board shall be held either (i) without notice immediately after the annual meeting of shareholders and in the same place or (ii) as promptly as may be practicable after the annual meeting of shareholders, but in no event more than thirty (30) days after the annual meeting of shareholders, for the purpose of organizing the Board and electing and appointing officers for the ensuing year.

(c)    Regular meetings of the Board shall be held without notice at such time and place as the Board may, from time to time, set by resolution.

(d)    Special meetings of the Board may be called at any time by either the Chairman of the Board, if any, the President, or any three (3) directors. Notice of each special meeting of the Board, stating the day, time, place and purpose or purposes thereof, shall be given to each director not less than two (2) days by mail or one (1) day by facsimile, telephone (including voice mail) or electronic mail, prior to the date specified for the meeting. Notice of a meeting need not be given to any director who signs a waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior to the conclusion of the meeting, the lack of notice to him. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting. Notice of an adjourned meeting need not be given if the time and place are fixed at the meeting adjourning and if the period of adjournment does not exceed ten (10) days in any one adjournment.

SECTION 3.4. QUORUM: Except as may be otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, at all meetings of the Board a majority of the entire Board shall constitute a quorum for the transaction of business. No business may be transacted in the absence of a quorum; provided, however, less than a quorum may adjourn any meeting from time to time, and such adjourned meeting may be held without further notice being given.

SECTION 3.5. ACTION BY VOTE: Except as may be otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, when a quorum is present at any Board meeting, the vote of a majority of the directors present shall be the act of the Board.

SECTION 3.6. VACANCIES: Any vacancy in the Board arising from an increase in the number of directors or otherwise may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so elected shall hold office for the balance of the unexpired term of his predecessor and until his successor is elected and qualified for office. Directors appointed to fill vacancies on the Board shall be placed in a class in a manner designed to keep equality between the classes, to the extent possible. The shareholders may at any validly called meeting elect a director to fill any vacancy not filled by the Board. If the Board accepts the resignation of a director which is tendered to take effect at a future time, a successor director may be elected to take office when the resigning director’s resignation becomes effective.

SECTION 3.7. TERM OF OFFICE: Directors will be elected to serve for a term of three (3) years and until their successors are duly elected and qualified. The Board shall be divided, as nearly as reasonably possible, into three (3) classes, and each director shall be elected to serve terms of three (3) years. The Board shall not be classified into more than three (3) separate and distinct classes of directors, and each director's particular term of office may not exceed three years. In full accordance with these By-Laws, a director may be re-nominated and/or re-elected to the Board.

SECTION 3.8. COMPENSATION: Directors may receive from the Corporation reasonable compensation for their services, including a fixed fee for, and reimbursement of expenses incurred in respect to, attendance at meetings of the Board or meetings of committees of the Board and/or a fixed annual fee or other type or manner of compensation, as shall be determined from time to time by the Board. A director serving as Chairman of the Board or of any committee of the Board may receive additional compensation for service in such capacity, as shall be determined from time to time by the Board.

SECTION 3.9. ACTION OF DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board or any committee of the Board may be taken without a meeting if, prior or subsequent to the action, all directors or members of the committee, as the case may be, consent thereto in writing and the written consents are filed with the minutes of the proceedings of the Board or committee.

SECTION 3.10. TELEPHONE CONFERENCE MEETINGS OF THE BOARD. Any or all directors may participate in a meeting of the Board or a committee thereof by means of a conference telephone or any other means of communication by which all persons participating in the meeting are able to hear each other.

SECTION 3.11. DIRECTOR INELIGIBILITY: A person is not eligible to serve as a director of the Corporation if he or she: (a) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (b) is a person against whom a federal or state bank regulatory agency has issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; (c) has been found either by any federal or state regulatory agency, whose decision is final and not subject to appeal, or by a court to have: (1) breached a fiduciary duty involving personal profit or (2) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any cease and desist order issued by a banking, securities, commodities or insurance regulatory agency; or (d) has been nominated by a person who would be ineligible to serve as a director of the Corporation by reason of clauses (a), (b) or (c) of this section; or (e) is a party (either directly or through an affiliate) to litigation or an administrative proceeding adverse to the Corporation or the Bank, except: (1) derivative litigation brought in the name of the Corporation or the Bank by the director in his capacity as a shareholder of the Corporation or (2) litigation arising out of a proxy fight concerning the election of directors of the Corporation or the Bank or otherwise involving control of the Corporation or the Bank. Each director of the Corporation is obligated to inform the Corporation immediately of any occurrence which comes within this section. In the case of any director who becomes ineligible to serve as a director under clause (e) of this section, the director may be considered for re-election to the Board after the conclusion of the litigation or administrative proceeding. The Corporation shall confirm in writing to any director who becomes ineligible to serve as a director of the Corporation as set forth in this section that the director has become ineligible and shall immediately cease to serve as a director of the Corporation. In addition, notice of the director’s ineligibility and cessation of service shall be given to the Board as well as the Regional Office of the Board of Governors of the Federal Reserve System and, as appropriate, to the Commissioner of Banking and Insurance of the State of New Jersey.

SECTION 3.12. INTERESTED DIRECTORS AND OFFICERS:

(a)          No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the Corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if any one of the following is true:

(1)          the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee thereof, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2)          the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

(3)         the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof, or the shareholders.

(b)           The interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

SECTION 3.13. EXECUTIVE SESSIONS: The independent directors shall meet as often as necessary to fulfill their responsibilities, including in executive sessions without the attendance of non-independent directors and management, at least four times per year.

ARTICLE IV

COMMITTEES

SECTION 4.1. ESTABLISHMENT OF COMMITTEES: The Board, by resolution adopted by a majority of the entire Board, may appoint from among its members, an executive committee and one or more other committees, each of which shall have one or more members. All committee members shall be appointed for the term of one year but shall hold office until their successors are elected and have qualified.  The Board, by resolution adopted by a majority of the entire Board, may (a) fill any vacancy in any such committee for the unexpired term; (b) appoint one or more directors to serve as alternate members of any such committee, to act in the absence or disability of members of any such committee with all the powers of such absent or disabled members; (c) abolish any such committee at its pleasure; and (d) remove any director from membership on such committee at any time, with or without cause. The Board may determine whether any committee shall be composed in part or entirely of directors who are independent of the Corporation.  The Board shall make all determinations of whether a director is independent.

SECTION 4.2. COMMITTEE REPORTS: Actions taken at a meeting of any such committee shall be kept in a record of its proceedings, which shall be reported to the Board at its next meeting following such committee meeting; except that, when the meeting of the Board is held within two (2) days after the committee meeting, such report shall, if not made at the first meeting, be made to the Board at its second meeting following such committee meeting.

SECTION 4.3. POWERS OF COMMITTEES: Subject to the limitations and regulations prescribed by law, the By-Laws or by the Board, the committees established by the Board shall have and may exercise all the authority of the Board, subject to their respective charters, except that no committee may make, alter or repeal any by-laws, elect any director, remove any director or officer, submit to shareholders any action that requires shareholder approval, or amend or repeal any resolution of the Board establishing such committee or any other resolution of the Board which by its terms may be amended or repealed only by the Board.

SECTION 4.4. NOTICES AND MEETINGS OF COMMITTEE: The members of a committee of the Board may by resolution schedule regular committee meetings. Special meetings of a committee may be called as the committee may determine. Meetings of any committee of the Board, regular or special, may be held at any place within or without the State of New Jersey as such committee from time to time may fix. No notice of regular meetings need be given. Notice of each special meeting of a committee, stating the day, time, place and purpose or purposes thereof, shall be given to each member of the committee not less than two (2) days by mail or one (1) day by facsimile, telephone (including voice mail) or electronic mail, prior to the date specified for the meeting.

SECTION 4.5. QUORUM: At any committee meeting, a majority of the committee members shall constitute a quorum and, except where otherwise provided by law or the By-laws, a majority of committee members at a committee meeting at which a quorum is present shall decide any question that may come before the committee meeting.  A majority of the committee members present at any regular or special committee meeting, although less than a quorum, may adjourn the committee meeting from time to time, without notice other than as announced at the meeting, until a quorum is present.  At such adjourned committee meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original committee meeting.

     SECTION 4.6. COMMITTEE CHARTERS: Each committee may and, if directed by the Board, shall establish a charter reflecting its function, charge, and responsibilities.  The charter shall be prepared by the committee and shall be subject to approval by the Board.

ARTICLE V

OFFICERS

SECTION 5.1. OFFICERS ENUMERATED: The officers of the Corporation shall be a President, a Secretary, a Treasurer. The Board also may elect or appoint a Chairman of the Board, one or more Vice Chairmen, one or more Vice Presidents (any of whom may be designated as Executive Vice Presidents, Senior vice Presidents or otherwise) and one or more Assistant Secretaries. One person may hold more than one office. The Board may designate the officers who shall be the chief executive officer, chief operating officer, chief financial officer and chief legal officer of the Corporation.

SECTION 5.2. DUTIES:

(a)    Chairman of the Board. The Chairman shall preside at all meetings of the Board and of the shareholders.

(b)    Vice-Chairman of the Board. In the absence of the Chairman, the Vice-Chairman shall preside at all meetings of the Board and of the shareholders.

(c)    President. The President shall be subject to the control of the Board, and shall have the general supervision of the business affairs of the Corporation and shall, unless the Board shall designate another to the office, be the Chief Executive Officer of the Corporation, with the duties and responsibilities customarily pertaining to that office. The President shall, at each annual meeting of the shareholders, make an annual report on the business and fiscal affairs of the Corporation, and make such recommendations as he or she deems proper. The President shall preside at meetings in the absence of the Chairman and Vice-Chairman, if any.

(d)    Vice Presidents. The Vice President or, if there shall be more than one, the Vice Presidents, if any, in such order determined by the Board, shall perform, in the absence or disability of the President, the duties and exercise the powers of the President and shall have such other powers and duties as the Board or the President assigns to him, her or them.

(e)    Secretary. The Board shall appoint a Secretary of the Corporation who shall serve as Secretary of the Board and who shall oversee the keeping and preservation of accurate minutes and records of all meetings. The Secretary shall oversee the giving of all notices required by these By-Laws to be given; shall be the custodian of the corporate seal, records, documents and papers of the Corporation. The Secretary shall have and exercise any and all powers and duties pertaining, by law, regulation, or practice, to the office of Secretary or those imposed by these By-Laws and shall perform such other duties as may be assigned by the Board.

(f)    Treasurer. The Treasurer shall have the care and custody of all the monies and securities of the Corporation. The Treasurer shall cause to be entered in the books of the Corporation, full and accurate accounts of all monies received and paid, shall sign instruments requiring the signature of the Treasurer, and shall perform other duties usually pertaining to the office and as the Board shall direct.

(g)    Assistant Secretaries and Assistant Treasurers. The duties of any Assistant Secretary or Assistant Treasurer shall be those usually pertaining to their respective offices and as may be properly required of them by the Board or by the officers to whom they report.

SECTION 5.3. EXECUTIVE OFFICERS: The President, the Treasurer and the Secretary, and such other officers as shall be designated by the Board, shall be deemed the executive officers (each an “Executive Officer”) of the Corporation.

SECTION 5.5. ELECTION: The officers may be elected by the Board at the first meeting of the Board following the annual meeting of the shareholders or at any other time. At any time or from time to time, the Board may delegate to any officer its power to elect or appoint any other officer or any agents of the Corporation.

SECTION 5.6. TENURE; VACANCIES: Each officer shall hold office until the first meeting of the Board following the next annual meeting of the shareholders and until his or her successor is chosen and qualified, unless a shorter or longer period shall have been specified by the terms of his or her election or appointment or, in each case, until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the Board or the officer by whom he was appointed or by the officer who then holds agent appointive power. If an office becomes vacant for any reason, the Board may fill the vacancy and each officer so elected shall serve for the remainder of his or her predecessor’s term.

SECTION 5.7. REMOVAL: Any officer may be removed from office at any time, with or without cause, by the Board, but such removal shall be without prejudice to the contractual rights, if any, of the officer so removed. The Board may at any time terminate or modify the authority of any agent.

SECTION 5.8. RESIGNATION: Any officer may resign at any time by giving written notice to the Chairman of the Board, if any, the President, or the Vice President/Human Resources officer. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein and without in either case the necessity of its being accepted unless the resignation shall so state.

SECTION 5.9. COMPENSATION: The compensation of all of the officers of the Corporation shall be fixed by the Board.

ARTICLE VI

CERTIFICATES AND TRANSFER OF SHARES

SECTION 6.1. CERTIFICATES; UNCERTIFICATED SHARES: The shares of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book entry system maintained by the registrar of such shares, or a combination of both, in each case as shall be approved by the Board. Certificates for the Corporation’s capital stock shall be in such form as required by law and as approved by the Board. Each certificate shall be signed in the name of the Corporation by the Chairman, if any, or the President or any Vice President and by the Secretary, the Treasurer or any Assistant Secretary or any Assistant

Treasurer and shall bear the seal of the Corporation or a facsimile thereof. If any certificate is countersigned by a transfer agent or registered by a registrar, other than the Corporation or its employees, the signature of any officer of the Corporation may be a facsimile signature. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature was placed on any certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued nevertheless by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

SECTION 6.2. TRANSFER OF SHARES: Transfers of shares shall be made upon the books of the Corporation: (a) upon surrender of a certificate or certificates for the shares by the registered holder in person or by duly authorized attorney, or upon presentation of proper statutory evidence of succession, assignment or authority to transfer the shares, and upon surrender of the appropriate certificate or certificates or (b) in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares. Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person in whose name any share or shares stand on the books of the Corporation as the owner of the share or shares for all purposes, including, without limitation, the rights to receive dividends or other distributions and to vote as the owner, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such share or shares on the part of any other person.

SECTION 6.3. LOST, STOLEN OR DESTROYED CERTIFICATES: In the event a stock certificate is represented by a shareholder to be lost, stolen or destroyed, a new certificate shall be issued in place thereof upon such proof of the loss, theft or destruction and upon the giving of such bond or other security as may be required by the Board.

SECTION 6.4. TRANSFER AGENTS AND REGISTRARS: The Board may from time to time appoint one or more transfer agents and one or more registrars for the transfer and/or registration of shares who shall have such powers and duties as the Board shall specify.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. CORPORATE SEAL: Any Executive Officer shall have authority to affix the corporate seal to any document requiring such seal, and to attest to the same. Such seal shall be in such form as shall be approved from time to time by the Board.

SECTION 7.2. AMENDMENTS: Except as may otherwise be required by law or by the Certificate of Incorporation, the By-Laws may be amended, altered or repealed, in whole or in part, by the affirmative vote of a majority of the directors then in office.

SECTION 7.3. FISCAL YEAR: The fiscal year of the Corporation shall be the calendar year.

SECTION 7.4. EXECUTION OF INSTRUMENTS:

(a) All agreements, indentures, deeds of trust, mortgages, deeds, titles, conveyances, assignments, transfers, security agreements, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, checks, drafts, letters of credit, bills of exchange, stock certificates, certified checks, certificates of deposits, affidavits, bonds, undertakings, signature guarantees, proxies, charges to deposit accounts, bank ledger entries, and other instrument or documents may be made, signed, executed, acknowledged, verified, delivered or accepted on behalf of the Corporation by any Executive Officer. Any such instruments may also be executed, acknowledged, verified, delivered, or accepted on behalf of the Corporation by such other officers or employees of the Corporation as the Board may from time to time by resolution authorize.

(b) Except as otherwise limited by the Board, every Executive Officer shall have the power and authority severally and without the signature of any other officer or agent, to vote any and all bonds or stocks, execute consent to reorganizations, modification agreements and compromises, with respect to any bonds or stock owned or held by the Corporation either in its own right or in trust, as an agent for another, or with respect to any agreements securing the same. Every Executive Officer shall have the power and authority to transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures or other securities now or hereafter standing in the name of the Corporation, and to execute and deliver any and all written instruments of assignment and transfer necessary or proper to effectuate such authority. Any officer or employee of the Corporation other than an Executive Officer shall have like duties and powers only when he shall receive express authority from the Board to act.

SECTION 7.5. PURPOSE: The object and purpose for which the Corporation is organized is to own and operate the Bank as a viable business through which members of the Bank community bear witness to Jesus Christ in recognition of a shared belief that Jesus Christ is Lord, that God raised Him from the dead and that He will enable us in unity and oneness of spirit to carry out this purpose.

SECTION 7.6. TITHING POLICY: The Corporation shall be a tithing corporation which means that ten percent (10%) of the pre-tax net profits of the Bank, after regulatory, organizational and operating expenses and necessary capital requirements are met and computing taxable income without regard to: (a) the deduction for contributions, (b) the deduction for dividends received, (c) net operating loss carry-back, and (d) any capital loss carry-forward, shall be donated by the Bank to U.S. Internal Revenue Service approved, not-for-profit, religious, educational, charitable, and/or evangelical religious recipients (other than particular churches or particular church denominations) as determined by the Board and the guidance of the Corporation’s shareholders. This tithing is done in gratitude to God for so great a salvation, recognizing that all that we have belongs to Him, in the ultimate sense.

SECTION 7.7. FORUM SELECTION: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action by one or more shareholders asserting a claim of a breach of fiduciary duty owed by a director or officer or former director or officer, to the Corporation or the Corporation’s shareholders or a breach of the Certificate of Incorporation or these By-Laws; (iii) any action brought by one or more shareholders asserting a claim against the Corporation or its directors or officers, or former directors or officers, arising under the Certificate of Incorporation or these By-Laws (as either may be amended from time to time) or under the New Jersey Business Corporation Act, N.J.S. 14A:1-1 et seq.; (iv) any other State law claim, including a class action asserting a breach of a duty to disclose or a similar claim brought by one or more shareholders against the Corporation, its directors or officers, or its former directors or officers; or (v) any other claim brought by one or more shareholders which is governed by the internal affairs doctrine or an analogous doctrine, shall be the United States District Court for the District of New Jersey, or in the event that such court lacks jurisdiction to hear such action, a Superior Court of the State of New Jersey.
In the event that any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of New Jersey (a “Foreign Action”) in the name of any shareholder or shareholders, such shareholder or shareholders shall be deemed to have consented to (i) the personal jurisdiction of the State and Federal courts located within the State of New Jersey in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder or shareholders in any such action by service upon such shareholder’s or shareholders’ counsel in the Foreign Action as agent for such shareholder.
Any shareholder or shareholders who shall file an action in breach of the requirement contained in this SECTION 7.7 shall be liable for all reasonable costs incurred in enforcing the requirement, including, without limitation, reasonable attorneys’ fees of the defendants.